UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 12, 2020

HOOKER FURNITURE CORPORATION

(Exact name of registrant as specified in its charter)

Virginia	000-25349	54-0251350
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

440 East Commonwealth Boulevard, Martinsville, Virginia	24112	(276) 632-2133
(Address of principal executive offices)	(Zip Code)	(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, no par value	HOFT	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01. Other Events.

Reliance on SEC Relief from Filing Requirements

Hooker Furniture Corporation (the “Company”) will be unable to timely file its fiscal 2021 first quarter Quarterly Report on Form 10-Q for the period ended May 3, 2020, which is due on June 12, 2020.

On March 25, 2020, the U.S. Securities and Exchange Commission (the “SEC”) issued an order under Section 36 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and certain rules thereunder (Release No. 34-88465) (the “Order”), which allows a registrant to delay the filing of certain reports under the Exchange Act by up to 45 days after the original due date of such report if a registrant is unable to meet the filing deadline due to circumstances related to the COVID-19 pandemic. The Order extends the deadlines for certain required filings under the Exchange Act, including Form 10-Q, by up to 45 days after the original filing deadline. The Company will be relying on the Order to delay the filing of its Quarterly Report on Form 10-Q for the period ended May 3, 2020, which is due on June 12, 2020, by up to 45 days due to circumstances related to the COVID-19 pandemic. The Company, in reliance upon the Order, expects that it will be able to file its Quarterly Report within the allowable 45-day extension on or before July 27, 2020.

The preparation of the Company’s Quarterly Report on Form 10-Q has been delayed due to circumstances related to the COVID-19 pandemic. The adverse economic effects brought on by the COVID-19 pandemic, including reductions in the Company’s sales, earnings and market value, as well as other changing market dynamics, require the Company to perform a valuation of its intangible assets. The Company requires additional time to complete its analysis and valuation.

Additional Risk Factor Disclosure

The following is an updated risk factor related to COVID-19.

Pandemics or disease outbreaks, such as the current COVID-19 virus pandemic, may disrupt our business, which could adversely affect our sales, earnings, financial condition and liquidity.

An outbreak of respiratory illness caused by COVID-19 emerged in Wuhan city, Hubei province, PRC, in late 2019 and has been expanding globally. COVID-19 is considered to be highly contagious and poses a serious public health threat. In March 2020, the World Health Organization declared the COVID-19 outbreak a pandemic. Any outbreak of such epidemic illness or other adverse public health developments in the United States or elsewhere in the world may materially and adversely affect the global and domestic economy, thus negatively affecting the demand for home furnishings, which are postponable purchases and highly sensitive to unemployment levels and consumer confidence.

During our fiscal 2021 first quarter, the COVID-19 pandemic led to decreased demand for our products which resulted in lower sales and earnings. COVID-19 also impacted our Asian supply chain, particularly as a result of mandatory shutdowns in locations where our products are manufactured, and we have experienced out-of-stocks and lost sales as a result. Due to decreased demand and in order to preserve cash and cut expenses, we temporarily reduced the salaries of certain managers and the fees of our Board of Directors, temporarily idled most of our domestic manufacturing plants, furloughed employees, reduced headcount, negotiated expense reductions with vendors, and cut, deferred or delayed capital and other spending. Despite these actions, we reported a preliminary net loss for our fiscal 2021 first quarter. Given the deterioration in our financial performance and in market valuations, discount rates and other inputs used to value our intangible assets, we are currently performing a valuation analysis on these assets, and if we determine these assets are impaired, we may record non-cash impairment charges and those charges may be significant. Any non-cash impairment charges would add to our reported preliminary fiscal 2021 first quarter net loss.

Since around the beginning of our fiscal 2021 second quarter through the date of this Current Report on Form 8-K, demand for our products has increased, and most states and localities appear to be easing stay-at-home orders. Other indicators such as unemployment levels and stock market performance are improving. Despite these positive indicators, we are unable to predict the duration of these improvements especially given the highly unusual nature of the current environment and the possibility of a second wave of COVID-19 infections. The extent of the impact of COVID-19 on our business and financial results will also depend on future developments, including the duration and spread of the outbreak within the markets in which we operate and the related impact on consumer confidence and spending, all of which are highly uncertain and ever-changing. The sweeping nature of the COVID-19 pandemic makes it extremely difficult to predict how our business and operations will be affected in the longer term. However, the likely overall economic impact of the pandemic is viewed as highly negative to the general economy. Any of the foregoing factors, or other cascading effects of the coronavirus pandemic or other pandemics could materially increase our costs, negatively impact our sales, and damage the company’s results of operations and its liquidity, possibly to a significant degree. The duration of any such impacts cannot be predicted.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOOKER FURNITURE CORPORATION

By:  /s/ Paul A. Huckfeldt

Paul A. Huckfeldt

Senior Vice President - Finance and Accounting

Chief Financial Officer

Date: June 12, 2020